Exhibit 10.13

INTERNAL CORRESPONDENCE	LOCATION	Everus Construction Group
	DATE	July 11, 2024
	WRITER	Jeffrey S. Thiede
	SUBJECT	Offer – VP & Chief Accounting Officer - Everus
CONFIDENTIAL
Jon B. Hunke
As you know, MDUR is planning a spinoff of Everus to its shareholders (Spinoff) which, upon completion, would result in Everus becoming an independent publicly traded company. I am excited to have you as part of its management and in anticipation of the Spinoff have outlined the following offer of employment.
Title: Vice President & Chief Accounting Officer (CAO), Everus Construction Group. In this role, upon completion of the Spinoff, you will become a Section 16 officer of Everus.
Reporting Relationship: This position will report to the Chief Financial Officer (CFO) of Everus and be a member of the Everus leadership team.
Salary Grade and Base Salary: Effective as of and subject to the occurrence of the Spinoff, your salary Grade will be “M” and your base salary will increase from $260,000 to $325,000.
Stock Ownership Guidelines: Once the Spinoff occurs, as a senior member of management, you will be required to comply with the executive stock ownership guidelines adopted by Everus. Our expectation is that you retain shares paid to you under the LTIP until the stock ownership requirement has been met.
Annual Incentive/Executive Incentive Compensation Plan (EICP): You will be eligible for prorated participation in the 2024 Everus EICP based on your promotion date through end of year. Effective as of, and subject to the occurrence of the Spinoff, your current annual incentive target, in accordance with the new compensation market study performed by Meridian, will change from 45% to 40% of base salary. Your 2024 annual incentive will be prorated out based on the number of days worked in each of your roles.
Long-Term Performance-Based Incentive Plan (LTIP):
On February 15, you were granted a restricted stock unit award of 6,704 shares of MDU Resources Group, Inc. common stock based on a value of a $130,000 LTIP target. These restricted stock units vest over a 3-year period ending December 31, 2026. Upon the Spinoff, the MDU shares will be converted to Everus restricted stock units based on a conversion rate of the pre-spin price of MDU Resources stock to the post-spin price of Everus stock.
If the Spinoff occurs in 2024, then for 2025 your annual LTIP target grant value of awards will increase from 50% of your base salary to 60% of your base salary. The 2025 LTIP awards are expected to be granted in February 2025, subject to your continued employment with Everus through the grant date. The type, terms and conditions of these awards are expected to be determined by the Everus Compensation Committee.
Non-Qualified Deferred Contribution Plan (DCP): The MDU Resources Group, Inc. board of directors approved the employer contribution to your account under this plan of $26,000 for 2024. Future contributions to the corresponding Everus Construction Group plan will be addressed by the Everus Compensation Committee.
Change in Control: Your participation in the MDU Resources Change in Control Severance Plan will cease upon the Spinoff.
Plan Modifications: It is important to note that this offer summarizes the current structure of various plans and that the structure of these plans may change and there may be new or removed programs into the future.
The above information is for overview purposes, and the specific terms and conditions of each program is outlined in the appropriate plan documents and/or award agreements. This memo is not a contract of employment for any specified period. The employment relationship can be terminated by you or the company at any time, for any reason, with or without notice.
Jon, congratulations on your new and well-deserved role as Chief Accounting Officer of Everus Construction Group.
/s/ Jeffrey S. Thiede
Jeffrey S. Thiede
Please acknowledge your acceptance by signing and dating the document below:
Agreed to and accepted as described above:

/s/ Jon B. Hunke	July 12, 2024

Jon B. Hunke	Date
Cc: Human Resources – MDUR/Everus